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Exhibit 23

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AEP Industries Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 33-58747, 33-58743, 333-121710 and 333-21711) on Form S-8 and (No. 333-79947) on Form S-3 of AEP Industries, Inc. of our report dated January 12, 2005, with respect to the consolidated balance sheets of AEP Industries, Inc. and subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended October 31, 2004, and the related financial statement schedule, which report appears in the October 31, 2004, annual report on Form 10-K of AEP Industries Inc.

/s/ KPMG LLP

Short Hills, New Jersey
January 31, 2005

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  Exhibit 23
CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM